Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: David Smith, CFO
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES EXPANDS INTERNATIONALLY WITH ACQUISITION OF
ITALIAN-BASED MANUFACTURER PROJECT 2000

Elkhart, Ind. - May 4, 2016 - Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today announced that its wholly-owned subsidiary, Lippert Components, Inc. (LCI®), has acquired Project 2000 S.r.l., a Florence, Italy-based manufacturer of motorized entry steps, bed lifts and RV accessories. Sales of the acquired business for 2015 were approximately €10 million (US$12 million).
“This is a significant step for LCI,” said Jason Lippert, CEO of Lippert Components and Drew Industries. “We have been working tirelessly to establish a presence in the European caravan market for the last three years. Project 2000’s team, products and innovative focus were key factors in our decision to make this acquisition, and we believe they will provide a great foundation for LCI in the European RV market.”

The purchase price was €16.3 million (US$18.8 million), which was paid at closing from available cash, plus contingent consideration based on future sales. After funding this acquisition, Drew remains well-positioned to take advantage of other investment opportunities.

Project 2000 was founded in 1995 by Davide Nardini and his wife Susanna Azzolini, after a camping trip left him desiring more functionality out of his camper’s entry step. Nardini quickly engineered a better motorized step that was quickly adopted by the European caravan industry. Project 2000’s entry steps have evolved over the years to become a mainstay in the European RV market, and more innovative products followed. They began manufacturing television mounts in 2000, and, in 2004, began production of a high-quality, space-saving bed lifting system that many US manufacturers use today.

“I have always had a passion to improve the RV experience,” said Davide Nardini, CEO of Project 2000. “I was drawn to Lippert Components because of their similar desire for innovation. I believe that, together, our companies can design and innovate some of the best RV products for the North American and European RV markets for years to come.”

“Project 2000 is anticipated to be LCI’s springboard into the European RV supply market,” continued Lippert. “Project 2000’s world class team of designers and engineers will help transition LCI products, like slide-out mechanisms, into the European RV market. LCI’s strength in the North American RV market has always been the introduction of new and innovative products that enhance the mobile lifestyle. We plan on bringing more products and choices to the European market, and we expect to provide Project 2000 the necessary resources to develop these products.”

About Drew Industries

From 45 manufacturing and distribution facilities located throughout the United States and in Canada and Italy, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading manufacturers of recreational vehicles and manufactured homes, and to a lesser extent supplies components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; pontoon boats; modular housing; and factory-built mobile office units. Drew’s products include steel chassis and chassis components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; windows; manual, electric and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and slide toppers; LED televisions and sound systems; navigation systems; wireless backup cameras; other accessories; and electronic components. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company’s senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of labor, employee benefits, employee retention, realization of efficiency improvements, the successful entry into new markets, the costs of compliance with environmental laws and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company’s subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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